Exhibit 99.1

ENSERVCO Announces Acquisition of Adler Hot Oil Service, LLC

●	Accretive transaction: Adler achieved 2017 revenue of $17.0 million with $2.8 million EBITDA and TTM* revenue of $18.5 million with EBITDA of $2.9 million

●	Increases ENSERVCO’s Earning Capacity and Improves Debt to EBITDA ratio on a pro forma basis

●	Expands ENSERVCO’s Market Share in Bakken, DJ Basin, Green River and Marcellus/Utica

ENSERVCO Also Announces Plans to Sell or Close Non-Strategic Dillco Water Hauling Business and Consolidate Two Other Field Facilities in Moves Expected to Result in Significant Cost Savings and Generate Cash from Sale of Non-Strategic Assets and Real Estate

Company Also Provides Investors with Update on Third Quarter and Nine-Month Financial Expectations

DENVER, CO – October 29, 2018 – ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has acquired all the outstanding ownership interests of privately-held Adler Hot Oil Service, LLC from Adler Hot Oil Holdings, LLC (the “Seller”).

Under terms of the $12.5 million transaction, ENSERVCO paid the Seller $3.7 million in cash at closing with an additional $4.8 million due in a seller’s note due March 31, 2019. There is a $1.0 million indemnity holdback (held by ENSERVCO, not in escrow) and the Seller can receive an additional $1.0 million from an earn-out provision based on combined-company EBITDA performance in calendar 2019. In addition, ENSERVCO retired Adler’s $2.0 million outstanding debt balance.

Adler Highlights:

●	Growing provider of frac water heating and hot oiling services with revenue of $17.0 million and adjusted EBITDA of $2.8 million in 2017; TTM* revenue of $18.5 million and EBITDA of $2.9 million.

●	Fleet includes 28 frac water heaters and 16 hot oilers

●	63 blue chip customers include top tier oil and gas exploration and production companies

●	Valuable IP portfolio – three issued patents, three patents pending

●	Outstanding safety track record

●	66 employees; strong sales and field teams

“The acquisition of Adler Hot Oil Services has a number of strategic benefits for ENSERVCO,” said Ian Dickinson, CEO of ENSERVCO. “With 62% of Adler’s 2017 revenue in the Bakken shale, we accelerate the Northern expansion into colder climates that we had planned on pursuing organically over the next year. Additionally, in acquiring one of our largest competitors, we expand our leadership position in frac water heating and hot oiling in our key basins and enhance our ability to manage projects of any size and scope in any geography. Adler has an excellent reputation among E&Ps and enjoys an outstanding safety track record, solid field teams and sales personnel.

“This transaction yields valuable financial benefits as well,” Dickinson added. “In addition to significantly expanding our revenue base and being accretive to earnings, it results in an improvement to our debt to EBITDA ratio on a pro forma basis. And because Adler offers primarily frac water heating and hot oiling services, we are well positioned to cross market and bundle ENSERVCO’s acidizing and water transfer services to the Adler customer base. We also expect to achieve some cost efficiencies as we progress through the integration process.”

Dickinson added that both ENSERVCO and Adler are off to a fast start to the heating season, with both companies having more customer commitments going into the fourth quarter than in the prior year.

ENSERVCO also announced that, following an extensive review of all operations, the Company is implementing a series of measures to reduce cash burn from non-strategic operations in order to focus on its core growth businesses.

The actions in progress include:

●	Sale or closure of the Company’s underperforming Dillco water hauling business and its associated Company-owned Hugoton, KS, facilities and real estate.

●	Consolidation of the Company’s Bryan, TX, facility into the Jourdanton, TX, facility, which will now service both the Eagle Ford and Austin Chalk basins.

●	Closure and sale of the Garden City, KS, facility and real estate and relocation of its hot oiling and acidizing units to the nearby Okarche, OK, service yard.

ENSERVCO has not yet determined whether the sale or closure of Dillco will result in cash restructuring charges and/or non-cash impairment. The closing of the Garden City and Bryan facilities will include the sale of non-strategic assets along with the Garden City facility and real estate.

“The Dillco water hauling service line is a commodity business that has been a drag on earnings for some time now and is not a strategic fit with our core well enhancement and water transfer service offerings,” Dickinson continued. “The closure of Dillco will be accretive to earnings and allow us to focus on our higher growth, higher margin businesses. Additionally, cash derived from the sale of Dillco real estate and non-strategic equipment will strengthen our balance sheet and support other growth initiatives.

“The closing of our Bryan and Garden City facilities, which also will be accretive to earnings, is in line with our initiative to optimize fleet deployment to areas where demand is highest,” Dickinson added. “We will continue to evaluate ways to enhance earnings through thoughtful management of our assets and national operations footprint.”

ENSERVCO also announced it expects nine-month revenue to increase significantly year over year but third quarter revenue to be down compared to the third quarter of 2017 due to a slowdown in Dillco revenue in the run-up to closure of that business, equipment downtime related to facilities realignment and associated turnover of hot oiling and acidizing personnel, and the impact of two weeks of record rainfall in south Texas during the third quarter. Accordingly, the Company anticipates total revenue in the third quarter to be in the range of $4.4 million to $4.5 million, down approximately 22% over the year ago third quarter. For the nine-month period, the Company expects revenue to be in the range of $34.3 million to $34.4 million, up approximately 29% over the prior year.

Net income and adjusted EBITDA for the third quarter will be negatively impacted by costs associated with the Dillco closure and facilities realignment, continued investments in operational and sales process improvements, and costs incurred in the acquisition of Adler Hot Oil Service. For the nine-month period, the Company expects pre-tax net income and adjusted EBITDA to improve significantly over the prior year period.

“We are pleased with our year-to-date financial results and believe they are more indicative of the health of our business and the momentum we have been building year-to-year following the downturn,” Dickinson said.

*Unaudited TTM revenue and EBITDA of Adler as of June 30, 2018.

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2017, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include expectations that the acquisition of Adler will be accretive to earnings and result in an improved debt to EBITDA ratio; the ability to sell acidizing and water transfer services to Adler’s customers; ability to achieve cost efficiencies and Northern expansion; expectations to consolidate the Company’s leadership position in frac water heating and hot oiling in key basins and manage projects of any size and scope in any geography; optimism about the 2018-2019 heating season; expectations that the cost-savings measures will be accretive to earnings and; the ability to sell Dillco and other assets and expectations that such sales will be accretive to earnings and support other growth initiatives; and ability optimize fleet deployment. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Direct: 303-880-9000

Email: jay@pfeifferhigh.com